Exhibit 10.1

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of December 27 2023, is made by and among Innovative International Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including following the Domestication, the “Company,” which upon consummation of the Transactions, if any, shall be renamed “Zoomcar Holdings, Inc.”), and the Investor (as defined below).

WHEREAS, the Company is a special purpose acquisition company whose Class A Ordinary Shares (“Ordinary Shares”) are traded on the Nasdaq Global Market under the symbol “IOAC”, and whose public warrants (“Warrants”) are traded on the Nasdaq Global Market under the symbol “IOACW”, among other securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022 (as may be amended or supplemented from time to time, the “Transaction Agreement”), by and among the Company, Innovative International Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Greg Moran, acting as representative of the Zoomcar (as defined below), and ZoomCar, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, “Zoomcar”), pursuant to which, among other things, (i) the Company will domesticate as a Delaware corporation in accordance with the applicable provisions of the Delaware General Corporation Law and the Cayman Islands Companies Act (as revised) (the “Domestication”) and (ii) immediately following the consummation of the Domestication, Merger Sub will merge with and into Zoomcar (the “Merger” and, together with the Domestication, the “Transactions”), with Zoomcar surviving the Merger;

WHEREAS, the Investor is willing to reverse any previously submitted redemption demand of Ordinary Shares held or to be acquired by such Investor;

WHEREAS, pursuant to the Company’s amended and restated memorandum and articles of association (as amended, the “Articles”), the Company’s public shareholders have the right to require that the Company redeem their Ordinary Shares in connection with the Transactions, for the Redemption Price (as defined in the Articles), representing the right to receive each shareholder’s portion of the funds currently in the Company’s trust account, to the extent a shareholder exercises such redemption right. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of December 3, 2023 of $28 million, the estimated per share redemption price would have been approximately $11.45;

WHEREAS, the Company filed a definitive proxy statement on October 2, 2023 (the “Proxy Statement”) in connection with the scheduled special meeting (the “Meeting”) of shareholders of the Company to approve the Transactions which indicated that demand for redemption, once made, may be withdrawn at any time until the closing of the Transactions, with the Company’s consent;

WHEREAS, pursuant to the terms of this Agreement, the Investor desires to agree to refrain from exercising such redemption right with respect to the Investor Non-Redemption Shares (as defined below); and

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings specified in the Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.	Non-Redemption Agreement.

(a)  Subject to the conditions set forth in this Agreement, the Investor irrevocably and unconditionally hereby agrees to rescind or reverse any previously submitted redemption demand within two (2) business days following the execution of this Agreement with respect to the Ordinary Shares held by the Investor as of the date of this Agreement set out in Exhibit A, if any (the “Existing Shares”); and

(b)  Subject to the conditions set forth in this Agreement, the Investor may purchase Ordinary Shares in the amount set out in Exhibit A (the “Acquired Share Cap”) from shareholders of the Company who have rescinded or reversed any previously submitted redemption demand with respect to such shares, either in the open market or through privately negotiated transactions following the execution of this Agreement. The Ordinary Shares that the Investor actually acquires pursuant to this Section 1(b) together with the Existing Shares are referred to herein as the “Investor Non-Redemption Shares”.

(c)  The Acquired Share Cap shall be equal to 11.45 times the number of Committed Shares (as defined below). For the avoidance of doubt, the Investor may have voting and investment power over additional Ordinary Shares (such shares, “Non-NRA Shares”) which are not subject to this Agreement.

(d)  Within two (2) business days following the execution of this Agreement, the Investor hereby agrees to provide written notice to the Company:

(i)	of the total number of Investor Non-Redemption Shares it has acquired pursuant to Section 1(b);
(ii)	of the total number of Investor Non-Redemption Shares it held as of two (2) business days following the execution of this Agreement; and
(iii)	attaching evidence or proof of purchase and/or ownership of such Investor Non-Redemption Shares in a form reasonably satisfactory to the Company.

2.       Non-Redemption Payment. Upon consummation of the Transactions, the Company shall pay or cause to be paid to the Investor a payment in respect of its Investor Non-Redemption Shares (the “Non-Redemption Cash”) in cash released from the Trust Account (as defined below) in an amount equal to the product of (x) the number of Investor Non-Redemption Shares and (y) the Redemption Price, less $3.00 (the “Net Cost Basis”) and provided, further, that the Company shall instruct the Trustee to deliver balance of the funds retained in the Trust Account as a result of the purchase and non-redemption of the Non- Redemption Shares to an account to be specified in writing by Zoomcar.

3.       Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its Certificate of Formation or Limited Liability Company Operating Agreement or Memorandum and Articles of Association or equivalent organizational documents, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or, to its knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound. The Investor represents and warrants to the Company, that, as of the date of the notice referenced in Section 1(d), the Investor will beneficially own all of the Investor Non-Redemption Shares subject to this Agreement and any previously submitted redemption demand with respect to such shares has been rescinded or reversed. The Company represents and warrants to the Investor that it will not treat the payment of the Non-Redemption Cash as a debt repayment.

4.       Additional Covenants. The Investor hereby covenants and agrees that, except for this Agreement, the Investor shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to the Investor Non-Redemption Shares (or any securities received in exchange therefore) inconsistent with Investor’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Investor Non-Redemption Shares (or any securities received in exchange therefore), (iii) enter into any agreement or take any action that would make any representation or warranty of Investor contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling Investor from performing any of its obligations under this Agreement, or (iv) purchase the Investor Non-Redemption Shares at a price higher than the price offered through the Company’s redemption process.

5.       Expenses. Each party shall be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

6.       Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Transaction Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto and (c) the payment of the Non-Redemption Cash to the Investor following the consummation of the Transactions. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clauses (a) and (c) above shall not affect any liability on the part of any party for an intentional breach of this Agreement. Section 5 through and including Section 25 of this Agreement will survive the termination of this Agreement. Notwithstanding the foregoing, the provisions of Section 7 shall survive indefinitely.

7.        Trust Account Waiver. The Investor acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain proceeds of a private placement (including interest accrued from time to time thereon) for the benefit of its public shareholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account or distributions to public shareholders therefrom, and it shall not make any claim against the Trust Account or distributions to public shareholders therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include any rights or claims of the Investor or any of its related parties as a shareholder of the Company to the extent related to or arising from any Investor Non-Redemption Shares. The Investor hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account or distributions to public shareholders therefrom now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account with respect to the Released Claims. For the avoidance of doubt, this provision shall not restrict the Investor’s redemption rights with respect to the Non-NRA Shares.

8.       Public Disclosure. The Company shall file a Current Report on Form 8-K with the SEC (the “Current Report”) reporting the material terms of this Agreement but not including the names of the Investor and its affiliates and/or advised funds, unless required by law, within one (1) Business Day following the execution of this Agreement. The Company shall not, and shall cause its representatives to not, disclose any material non-public information to the Investor concerning the Company, the Ordinary Shares or the Transactions, other than the existence of this Agreement, such that the Investor shall not be in possession of any such material non-public information from and after the filing of the Current Report. Notwithstanding anything in this Agreement to the contrary, the Investor agrees that the Company shall have the right to publicly disclose the nature of the Investor’s commitments, arrangements and understandings under and relating to this Agreement in any filing by the Company with the SEC.

9.       Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York state courts located in the Borough of Manhattan, State of New York, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a New York federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 21 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

10.      Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

11.     Freely Tradable. The Company confirms that the Investor Non-Redemption Shares will be freely tradeable without restrictive legends following the Transactions; the Investor Non-Redemption Shares will not require re-registration pursuant to a registration statement filed with the SEC on Form S-1 or FormS-3 or equivalent following the Transactions; and that the Investor shall not be identified as a statutory underwriter in any registration statement filed with the SEC on Form S-1 or Form S-3 or equivalent as a result of the purchase of Investor Non-Redemption Shares.

12.      Form W-9 or W-8. The Investor shall, upon or prior to the consummation of the Transactions, execute and deliver to the Company a completed IRS Form W-9 or Form W-8, as applicable.

13.     Non-Reliance. The Investor has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and the Investor hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide the Investor with any financial, tax or other advice relating to this Agreement or the arrangements contemplated hereunder.

14.      No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties, Zoomcar and their respective successors and permitted assigns. Except as expressly named in this Section 14, this Agreement is not intended, nor shall be construed, to give any person, other than the parties, Zoomcar and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

15.     Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Investor may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by the Investor (or a related party or affiliate) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated.

16.     Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of New York.

17.     Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

18.      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19.      No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Investor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

20.     Blocker Provision. Notwithstanding anything to the contrary contained herein, the number of Ordinary Shares that may be acquired by the Investor upon any exercise of Warrants in the Company and its successor(s) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of Ordinary Shares then beneficially owned by such Investor and its affiliates and any other persons whose beneficial ownership of Ordinary Shares would be aggregated with the Investor’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding Ordinary Shares (including for such purpose the Ordinary Shares issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a notice of exercise hereunder will constitute a representation by the Investor that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Ordinary Shares upon exercise of the Warrants requested in such notice of exercise is permitted under this paragraph. This provision shall not restrict the number of Ordinary Shares which a Investor may receive or beneficially own in order to determine the amount of securities or other consideration that such Investor may receive in the event of a merger or other business combination or reclassification involving the Company. For the avoidance of doubt, this restriction shall not be conferred upon any third party to whom the Investor transfers such Warrants. This restriction may not be waived.

21.     Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 21):

If to the Company prior to consummation of the Transactions:

Innovative International Acquisition Corp.

24681 La Plaza Ste 300

Dana Point, CA 92629

Attn: Mohan Ananda

Email: mohan@innovativeacquisitioncorp.com

with a copy (which will not constitute notice) to:

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, New York 10017

Attn: Ari Edelman, Esq.

Sunyi Snow, Esq.

Email: aedelman@mwe.com

Email: ssnow@mwe.com

If to the Company after consummation of the Transactions:

Zoomcar Holdings, Inc.

40 Archer Drive

Bronxville, NY 10708

Attention: Gregory Moran

Email:        Greg@zoomcar.com

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attn: Stuart Neuhauser, Esq.

Attn: Meredith Laitner, Esq.

Email: sneuhauser@egsllp.com

Email: mlaitner@egsllp.com

If to the Investor:

Meteora Capital, LLC

1200 N Federal Hwy, Ste 200

Boca Raton, FL 33432

Email: notices@meteoracapital.com

22.     Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

23.     Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

24.     Most Favored Nation. In the event the Company enters into one or more other similar non-redemption agreements with any Other Backstop Investors before or after the execution of this Agreement in connection with the Meeting, the Company represents that the terms of such other similar non-redemption agreements are not more favorable to such Other Backstop Investors thereunder than the terms of this Agreement are in respect of the Backstop Investor. In the event that any Other Backstop Investor is afforded any such more favorable terms pursuant to such similar non-redemption agreement than the Backstop Investor, the Company shall promptly inform the Backstop Investor of such more favorable terms in writing, and the Backstop Investor shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

25.     Right of First Refusal. For the period beginning upon execution of this agreement and ending on the 6-month anniversary of the closing of the Business Combination, Investor shall have the right, but not the obligation, in its sole discretion, to invest on the terms offered to Investor by the Company up to $10,000,000 in any future debt, equity, derivative or any other kind of financing of the Company, as legally permitted (each a “Covered Financing”), with the exception of any Equity Line of Credit. Investor will be provided at least ten (10) business day notice to invest in any Covered Financing.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Innovative International Acquisition Corp.

By:	/s/ Mohan Ananda
Name:	Mohan Ananda
Title:	Chief Executive Officer

Investor

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP, METEORA CAPITAL PARTNERS, LP and METEORA SPECIAL OPPORTUNITY FUND I, LP

By:	/s/ Joseph N. Levy
Name:	Joseph N. Levy
Title:	Chief Operating & Financial Officer

EXHIBIT A

Investor	Existing Shares	Acquired Share Cap
Meteora Select Trading Opportunities Master, LP	49,880	0
Meteora Capital Partners, LP	71,315	0
Meteora Special Opportunity Fund I, LP	28,805	0